Exhibit 99.1

DEAN FOODS NAMES JIM L. TURNER CHAIRMAN OF THE BOARD

DALLAS, August 12, 2015 /PRNewswire/ — Dean Foods Company (“Dean Foods”) (NYSE:DF) today named Jim L. Turner as the Company’s non-executive Chairman of the Board. Mr. Turner joined the Board in November 1997.

“I am delighted to be named the Chairman at an exciting time for the Company,” said Mr. Turner. “Dean Foods is a highly respected company built on a foundation of delivering wholesome, great-tasting, quality products. I look forward to working with Gregg Tanner and his superb leadership team.”

“Jim’s a proven leader with extensive beverage industry experience; He has long been a valuable voice on our Board and is an ideal Chairman to lead us forward,” said Gregg A. Tanner, CEO, Dean Foods Company. “I am more optimistic than ever about the future of Dean Foods, and I look forward to working closely with Jim to continue to drive shareholder value.”

Mr. Turner is the Principal of JLT Beverages L.P. and the owner and CEO of JLT Automotive Inc. He served as President and CEO of Dr. Pepper/Seven Up Bottling Group, Inc. from its formation in 1999 through June 2005 when he sold his interest in that company. Prior to that, Mr. Turner was the owner and CEO/Chairman of the Board of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner serves as the Chair of the Board of Trustees of Baylor Scott & White Health (“BSWH”), the largest not-for-profit healthcare system in the State of Texas. He also serves as Chair of BSWH’s Finance Committee and as Vice Chair of its Executive Committee. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc.; Comstock Resources, Inc.; INSURICA; and Davaco, Inc. In addition, Mr. Turner is a member of the Texas Rangers Baseball Club ownership group.

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Scott Vopni, +1-214-303-3438